EXHIBIT 99.1

CONTACT: Murray H. Gross, President & CEO

U.S. Home Systems, Inc.

214.488.6300 mgross@ushomesystems.com

U.S. HOME SYSTEMS ISSUES THIRD & FOURTH QUARTER EARNINGS GUIDANCE

DALLAS, TX., October 7, 2003 — U.S. Home Systems, Inc. (NasdaqSC: USHS) today provided earnings guidance for the third and fourth quarters, and full year 2003 in order to reflect both the impact of Hurricane Isabel on its Mid-Atlantic operations and start-up costs associated with implementation and acceleration of USHS’s previously announced programs to sell, furnish, and install kitchen refacing and wood deck products to The Home Depot customers in designated markets. USHS estimates that its fully diluted net income per share will be between $0.10 and $0.13 for each of its third and fourth quarters. USHS expects to report third quarter earnings in early November. For fiscal year 2003, USHS estimates fully diluted net income per share to be between $0.26 and $0.32 as compared to $0.17 in fiscal year 2002.

USHS manufactures its cabinet refacing, custom countertops and bathroom cabinetry products at its Charles City, Virginia facility and manufactures the components for its wood decks at its Woodbridge, Virginia plant. Although the Company’s manufacturing facilities did not sustain any serious damage from Hurricane Isabel, these facilities were shut down for several days as a result of widespread power outages. USHS also operates three remodeling sales and installation centers and three deck sales centers in the Mid-Atlantic region which were unable to operate at normal levels as a result of inaccessibility to residential dwellings due to power outages, damage, and flooding caused by the hurricane.

Murray Gross, President and Chief Executive Officer of the Company, stated, “In addition to the disruption in our manufacturing operations, the devastation caused to the residential dwellings in the Mid-Atlantic has inhibited our ability to complete work-in-progress or begin new installations for some of our customers in this region. While these operations are quickly returning to normal, we also believe that new order levels in the third quarter have been adversely effected. The adverse effect on our third quarter new orders will have a corresponding impact on our fourth quarter revenues.”

Mr. Gross continued, “We are on schedule with the implementation of our previously announced program with The Home Depot to sell, furnish and install kitchen cabinet refacing products in designated markets, and our wood deck product program with The Home Depot has been accelerated. As a result, the initial expenses for the expansion and implementation of our new Home Depot programs will have some impact on our fourth quarter earnings.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) is engaged, through direct consumer marketing, in the manufacture, design, sale and installation of custom quality specialty home improvement products, marketed under nationally recognized brands such as Renewal By Andersen®, The Home Depot “At Home Services®” and Century 21 Home Improvements. The Company’s product lines include kitchen cabinet refacing, bathroom refacing, wood decks, deck enclosures and replacement windows. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s financing subsidiary purchases retail installment obligations (RIO’s) from select remodeling contractors, including RIO’s originated by USHS’s home improvement operations, and offers a broad range of credit products to USHS customers and third party contractors that may not otherwise be available to them from traditional financing sources.

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated order levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the Industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

10/07/03

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